Exhibit (a)(1)(E)

BANCFIRST CORPORATION

OFFER TO PURCHASE FOR CASH

UP TO 500,000 SHARES OF ITS COMMON STOCK

(INCLUDING THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS)

AT A PURCHASE PRICE NOT GREATER THAN $45.00

NOR LESS THAN $39.50 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 4, 2007, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).

August 3, 2007

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

We have been appointed by BancFirst Corporation, an Oklahoma corporation (“BancFirst Corporation” or the “Company”), to act as Dealer Manager in connection with the Company’s offer to purchase for cash up to 500,000 shares of its common stock, $1.00 par value per share (the “Common Stock”), including the associated preferred stock purchase rights (together with the Common Stock, the “Shares”), at a price specified by its shareholders not greater than $45.00 nor less than $39.50 per Share, net to the seller in cash, less applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase, dated August 3, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as each may be supplemented or amended from time to time, constitute the “Offer”). Unless the context requires otherwise, all references to Shares shall refer to the shares of Common Stock and shall include the associated preferred stock purchase rights issued pursuant to the Rights Agreement, dated as of February 25, 1999, between the Company and BancFirst, as Rights Agent. All Shares tendered and purchased will include such associated preferred stock purchase rights. No additional consideration will be paid for the associated rights.

BancFirst Corporation will determine a single per Share price, not greater than $45.00 nor less than $39.50 per Share, that it will pay for the Shares properly tendered and not properly withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. BancFirst Corporation will select the lowest purchase price (in multiples of $0.25) that will allow it to purchase 500,000 Shares (or such lesser number as are properly tendered and not properly withdrawn) pursuant to the Offer. BancFirst Corporation will purchase all Shares validly tendered at prices at or below the purchase price and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal, including the provisions relating to “odd lot” tenders, proration and conditional tender described in the Offer to Purchase.

Only Shares properly tendered and not properly withdrawn will be purchased. If the Offer is oversubscribed, tendered Shares will be purchased on a pro rata basis (including “odd lots”), with appropriate adjustments to avoid the purchase of fractional Shares. Shares tendered at prices in excess of the purchase price and Shares not purchased because of proration or conditional tenders will be returned at the Company’s expense to the shareholders who tendered such Shares promptly after the Expiration Date.

On the terms and subject to the conditions of the Tender Offer, if more than 500,000 Shares (or such greater number of Shares as the Company may elect to accept for payment, subject to applicable law) are properly tendered at or below the Purchase Price and not properly withdrawn prior to the Expiration Date, the Company will purchase Shares at the Purchase Price: first, from all holders who own beneficially or of record, fewer than 100 Shares in the aggregate and who properly tender all of their Shares at or below the Purchase Price selected by the Company and who do not properly withdraw them before the Expiration Date; second, from all other

+shareholders who properly tender Shares at or below the Purchase Price selected by the Company and who do not properly withdraw them before the Expiration Date, on a pro rata basis, with appropriate adjustments to avoid purchases of fractional shares, until we have acquired the number of Shares that we have offered to purchase (except for shareholders who tendered Shares conditionally for which the condition was not satisfied); and third, only if necessary to permit the Company to purchase 500,000 Shares (or any such greater number of Shares as the Company may elect to accept for payment, subject to applicable law), from shareholders who have validly tendered Shares at or below the Purchase Price determined in the Offer conditionally (for which the condition was not initially satisfied) by random lot, to the extent feasible. To be eligible for purchase by random lot, shareholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them before the Expiration Date. See Sections 1, 3 and 6 of the Offer to Purchase.

BancFirst Corporation expressly reserves the right, in its sole discretion, to purchase additional Shares subject to applicable legal requirements.

For your information and for forwarding to those of your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase dated August 3, 2007;

2. The Letter of Transmittal (Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9) for your use and for the information of your clients, together with the accompanying Substitute Form W-9. Facsimile copies of the manually signed Letter of Transmittal may be used to tender Shares;

3. The Notice of Guaranteed Delivery to be used to accept the Offer and tender Shares pursuant to the Offer if the procedure for book-entry transfer cannot be completed by the Expiration Date or if all other required documents cannot be delivered to the Depositary by the Expiration Date;

4. A printed letter which you may send to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with an instruction form provided for obtaining the clients’ instructions with regard to the Offer;

5. Letter to Shareholders, dated August 3, 2007; and

6. A return envelope addressed to American Stock Transfer & Trust Company, as Depositary for the Offer.

Certain conditions of the Offer are described in Section 7 of the Offer to Purchase.

Your prompt action is requested. We urge you to contact your clients as promptly as possible. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 P.M., New York City time, on September 4, 2007, unless the Offer is extended.

For Shares to be properly tendered pursuant to the Offer:

(a) confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, together with a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined in the Offer to Purchase), and any other documents required in the Letter of Transmittal, must be received before the Expiration Date by the Depositary; or

(b) the tendering shareholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal.

BancFirst Corporation will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Dealer Managers and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. BancFirst Corporation will, however, upon request, reimburse brokers, dealers and commercial banks for reasonable and necessary costs and expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as the agent of BancFirst Corporation, the Information Agent or the Depositary for purposes of the Offer. BancFirst Corporation will pay or cause to be paid all stock transfer taxes, if any, on its purchase of Shares except as otherwise provided in the Offer to Purchase.

Requests for additional copies of the enclosed materials and any inquiries you may have with respect to the Offer may be addressed to MacKenzie Partners, Inc., as Information Agent, 105 Madison Avenue, New York, New York 10016, (212) 929-5500 (call collect), or (800) 322-2885 (toll free), or to the undersigned at 1001 Nineteenth Street North, Arlington, Virginia 22209, (703) 312-9733 or (800) 532-2268.

Very truly yours,

Friedman, Billings, Ramsey & Co., Inc.

NOTHING CONTAINED IN THIS DOCUMENT OR IN THE ENCLOSED DOCUMENTS WILL MAKE YOU OR ANY OTHER PERSON AN AGENT OF BANCFIRST CORPORATION, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED AND THE STATEMENTS CONTAINED IN THOSE DOCUMENTS.

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